Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Wesley Elected To Alliance Resource Management GP, LLC Board of Directors

TULSA, Oklahoma, February 2, 2009 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that the Board of Directors of Alliance Resource Management GP, LLC (“Alliance”), the managing general partner of ARLP, has elected Charles R. Wesley to the Board of Directors (the “Board”).

Mr. Wesley, 54, joined the company in 1974 when he began working for Webster County Coal Corporation as an engineering co-op student. In 1992, he was named Vice President – Operations for Mettiki Coal Corporation and was promoted in 1996 to his current position as Senior Vice President – Operations for ARLP. Mr. Wesley has served the coal industry as past president of the West Kentucky Mining Institute and National Mine Rescue Association Post 11, and he has served on the board of the Kentucky Mining Institute. He holds a Bachelor of Science degree in mining engineering from the University of Kentucky.

“Charlie Wesley has long and ably served the Alliance organization and the coal industry in a variety of operational and leadership positions. He brings to his new role an invaluable wealth of experience and knowledge that will serve Alliance well as we continue to focus on creating long-term value for our unitholders,” said Mr. Joseph W. Craft III, Alliance’s President and CEO.

At this time, ARLP does not intend to fill a remaining open vacancy on the Board, which will be comprised of six members, four of whom are outside directors. As an employee and Director, Mr. Wesley will not serve as a member of the Audit, Compensation or Conflicts Committees of the Board.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing mining complexes in Kentucky and West Virginia, and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

-END-